Exhibit 10.2

TENNANT’S
LONG-TERM
INCENTIVE
PLAN
(LTIP)

2008

Tennant Company Long Term Incentive Plan

OBJECTIVE	To maximize Economic Profit Improvement.
LTIP DESIGN
It is essential for the management team to focus on common goals and objectives and to work towards the organization’s long-term success.  One vehicle to help facilitate this is a Long-Term Incentive Plan (LTIP).  Tennant’s LTIP has been designed to reward:

1.  Achievement of long-term financial objectives
2.  Improvement in Tennant stock price

ECONOMIC PROFIT (EP)
For the 2008 LTIP, Tennant will be utilizing Economic Profit (EP) improvement as the primary driver of our business.  As a result, objectives are tied directly to EP improvement over the three-year performance period (2008-2010).

 The primary elements of EP are:
•      Sales
•      Operating Expenses
--       Cost of Sales
--       Selling and Administration Expenses
•      Tax Rates
•      Capital Charge on net assets, including:
--       Inventories
--       Receivables
--       Property, Plant and Equipment

Payout under the EP element is a function of how well the Company performs vs. target performance (i.e., actual three-year aggregate EP improvement vs. target EP improvement as shown in Attachment A).

LTIP Payout Formula

LTIP Payout Formula =

Base Salary X LTIP Award % = Target Award

The target award is then converted into a target stock award (70% of the target award) and a target cash award (30% of the target award).  Actual Awards will be based on actual EP change over the three-year performance period vs. target change over the three-year performance period with a maximum payout of 2X the target cash and shares.  For performance and corresponding award percentages, please refer to attachment A.

Example  —

2008 Tennant LTIP

Tennant Company Long Term Incentive Plan

An LTIP participant has a base salary of $125,000 and a target award of 15% of base.  The fair market value of the common stock on the date of grant of the LTIP award is $40 and on the date the Compensation Committee certifies performance of the EP objectives after the measurement period is $50.

Target Incentive:  $125,000 X 15% = $18,750

Stock Target Award:  ($18,750 X 70%)/$40 = 328 shares
Cash Target Award:  ($18,750 X 30%) = $5,625

The Company achieves a 110% factor based on achievement in excess of targeted EP and the schedule outlined in Attachment A.
110% X 328 Shares = 361 shares (rounded to nearest share)
110% X $5,625 = $6,187

Total Award Value (paid in shares and cash):

Share Award:  361 shares X $50 share price: $18,047
Cash Award:   $6,187
Total Award Value:  $24,234

Taxes: The cash portion of the award will be used to cover taxes.  However, in instances where there has been significant stock price appreciation over the performance period, the cash portion of the award may be insufficient to cover the entire tax withholding obligation.  In such instances shares issueable under the award will be withheld to cover any additional tax withholding.

LTIP Administration

The Management Committee will determine the final amounts of LTIP Awards to participants, except with respect to Senior Management Team (SMT) members whose awards will be determined by the Board Compensation Committee. The Board Compensation Committee may exercise negative discretion to reduce the amount of, or eliminate, an LTIP Award that otherwise would be payable. Such determinations, except in the case of the LTIP Award for the Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer.

The Management Committee may impose additional performance measures or modify performance measures applicable to participants (other than SMT members, whose performance measures may be modified by the Board Compensation Committee), except in the case where the action would result in the loss of an otherwise available exemption under Section 162(m), if the Committee determines that the performance measures have become unsuitable as a result of certain events.

2008 Tennant LTIP

Tennant Company Long Term Incentive Plan

DEFINITIONS
BASE SALARY	The total base salary of an individual on March 31st of the first year of the LTI plan performance period.

OBJECTIVES	Company goals will be developed, approved, and communicated prior to the first quarter of the Plan Performance Period.

MANAGEMENT COMMITTEE
The Management Committee will consist of Tennant's CEO, VP of HR/Administration and CFO.  This Committee has the responsibility for administration of the Plan, including without limitation adding or modifying performance measures applicable to participants and resolving any issues around Plan interpretation, provided that the Board Compensation Committee must approve any such actions that affect the members of the Company's Senior Management Team.

PERFORMANCE PERIOD	The Performance Period is the three-year period over which the Actual and Goal EP Growth are measured.

MATERIAL CHANGES
In those instances where there are material changes in the business (e.g., mergers, acquisitions, restructurings, divestitures), the Management Committee reserves the right, without limitation, to make corresponding adjustments to any or all aspects of the Plan (i.e., funding schedules, individual objectives, etc.).  The Board Executive Compensation Committee must approve changes that affect the Senior Management Team.

AWARD DISTRIBUTION	Normally, payouts will occur near mid-March, following the end of the performance period.

TERMINATION
Should a participant’s employment terminate prior to the end of the Plan Performance Period for any reason other than retirement, death, or disability (as defined by the 2007 Stock Plan), the participant will not be entitled to an incentive payment.

If a participant’s employment with the Company terminates by reason of retirement, death, or disability, a prorated payment will be made within 90 days following the end of the performance period, based upon the time the participant served during the performance period.  The final award will be based on the performance over the entire performance period.

CHANGE IN JOB WITHIN THE COMPANY	A participant who changes jobs but is not eligible for this Plan in the future retains the right to payment under this Plan for any performance periods that have already begun.

2008 Tennant LTIP

Tennant Company Long Term Incentive Plan

DEFINITIONS (Cont’d)

EMPLOYMENT AT WILL
Participation in the Incentive Plan does not constitute a guarantee of continued employment to individuals in the Plan.  Employment with the Company remains “at will,” which means that all aspects of the job, including employment by the Company, may be changed or terminated by the Company at any time with or without cause.  Likewise, the individual may terminate employment with Tennant.

PLAN INTERPRETATION AND IMPLEMENTATION
The Company reserves the right, without limitation, to interpret and implement this Plan in accordance with the 2007 Stock Incentive Plan.  Interpretations of this Plan are generally made by the Management Committee.

Participant Signature
Date
Manager Signature
Date
SLT Member Signature
Date

2008 Tennant LTIP